Exhibit 10.1


                                VCA ANTECH, INC.
                   SUMMARY OF EXECUTIVE OFFICERS' COMPENSATION

ANNUAL CASH COMPENSATION
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BASE COMPENSATION. Set forth below are the base salaries of each of our executive officers as of October 1, 2005.


        Name                                          Title                                  Base Salary

  Robert L. Antin (1)                    Chairman, President &                                $562,432
                                         Chief Executive Officer

  Arthur J. Antin (1)                    Chief Operating Officer &                            $495,000
                                         Senior Vice President

  Tomas W. Fuller (1)                    Chief Financial Officer,                             $340,000
                                         Vice President & Secretary

  Neil Tauber                            Senior Vice President                                $340,000

  Dawn Olsen                             Principal Accounting Officer,                        $215,000
                                         Vice President & Controller

(1) Please refer to the employment agreements of these executive officers, each of which has been filed with the Securities and Exchange Commission, for the other terms and conditions of their employment.


ADOPTION OF A DISCRETIONARY CASH BONUS PROGRAM
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     On October 12, 2005, the Compensation Committee adopted a discretionary cash bonus program for fiscal 2005. Each of our executive officers is eligible to participate in the program. Under the program, subject to the provisions of the employment agreements with our executive officers, the Compensation Committee may award annual cash bonuses in amounts as shall be determined in its sole discretion. The Compensation Committee may take into account any criteria that it deems relevant to assessing the performance and contributions of the executive officers, including revenue, market share, earnings per share, income from operations, earning before interest, taxes, depreciation, and amortization (EBITDA), Adjusted EBITDA (adjusted to exclude certain significant items as determined in the sole discretion of the Compensation Committee), net income, net income per common share, the price of the Company's common stock, shareholder return, return on equity, return on investment, return on capital and the performance of the executive officer in the discharge of that officer's particular duties.

LONG TERM INCENTIVES

STOCK OPTIONS AND RESTRICTED STOCK.
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Executive officers, together with our other employees, are eligible to receive grants of awards under our 2001 Stock Option Plan. These awards may be in the form of stock options or purchase rights. The number of shares underlying options or shares is established by the Compensation Committee of our Board of Directors.

OTHER PLANS.
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Executive officers are eligible to participate in our group health, dental, life, disability, retirement and other plans on the same basis as all other employees.